As filed with the Securities and Exchange Commission on August 14, 2026

Registration No. 333-[*]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DDC ENTERPRISE LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

301 S McDowell Street Suite 125, Charlotte, NC 28204 United States

(Address, including zip code, of registrant’s principal executive offices)

Employee Share Option Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lawrence Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place, Central Hong Kong, SAR Telephone: +1 310-728-5129

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this "Registration Statement") is being filed by DDC Enterprise Limited (the "Registrant") for the purpose of registering an additional 2,551,179 Class A ordinary shares, par value US$0.4 per share (the "Class A Ordinary Shares"), issuable upon the exercise of options granted or to be granted under the Registrant's 2023 Employee Share Option Plan, as amended (the "Share Option Plan"). The Registrant previously registered 1,300,000 Class A Ordinary Shares issuable upon the exercise of options granted or to be granted under the Share Option Plan pursuant to a Registration Statement on Form S-8 (File No. 333-289633) filed with the Securities and Exchange Commission (the "Commission") on August 15, 2025 (the "Prior Registration Statement").

The Share Option Plan, as amended, provides that options may be granted under the Share Option Plan for up to such number of Class A Ordinary Shares as is equal to the sum of (a) 5,200,000 Class A Ordinary Shares and (b) commencing on January 1, 2025, an annual increase, to be added on January 1 of each year, of up to 10% of the Registrant's issued and outstanding Class A Ordinary Shares as of December 31 of the prior year; provided that such 10% increase shall not result in the total number of Class A Ordinary Shares which may be issued upon the exercise of all options granted under the Share Option Plan exceeding 15% of the Registrant's issued and outstanding Class A Ordinary Shares. In connection with the Registrant's one-for-twenty-five (1:25) reverse share split effected in April 2025, the number of Class A Ordinary Shares issuable upon the exercise of options granted under the Share Option Plan was proportionally adjusted to 208,000 Class A Ordinary Shares, and at the annual general meeting of shareholders held on June 13, 2025, the Registrant's shareholders approved an increase in such number to 1,208,000 Class A Ordinary Shares. After giving effect to the automatic annual increases on January 1, 2025 and January 1, 2026 of 315,017 and 2,328,162 Class A Ordinary Shares, respectively, an aggregate of 3,851,179 Class A Ordinary Shares are issuable upon the exercise of options granted or to be granted under the Share Option Plan, which does not exceed 15% of the Registrant's issued and outstanding Class A Ordinary Shares. Accordingly, this Registration Statement is being filed to register the additional 2,551,179 Class A Ordinary Shares issuable upon the exercise of options granted or to be granted under the Share Option Plan that were not covered by the Prior Registration Statement.

STATEMENT OF INCORPORATION BY REFERENCE

In accordance with General Instruction E to Form S-8, this Registration Statement registers additional securities of the same class as those for which the Prior Registration Statement is effective. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement, including all exhibits thereto and the documents incorporated by reference therein, are hereby incorporated by reference into this Registration Statement, except to the extent supplemented, superseded or modified by the specific information set forth herein and the exhibits filed herewith.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated by reference into, and shall be deemed to be a part of, this Registration Statement:

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the Commission on April 21, 2026;

●	our reports of foreign private issuer on Form 6-K filed with the Commission on February 6, 2026, March 4, 2026, March 20, 2026, April 21, 2026, June 10, 2026, July 1, 2026, July 1, 2026 and July 7, 2026;

●	our registration statement on Form S-8 (File No. 333-289633) filed with the Commission on August 15, 2025;

●	the description of our Class A Ordinary Shares contained in the registration statement on Form 8-A (File No. 001-41872) filed with the Commission on November 16, 2023 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended; and

●	the description of our securities contained in Exhibit 2.2 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the Commission on April 21, 2026.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into, and shall be deemed to be a part of, this Registration Statement from the date of the filing of such reports or other documents; provided, however, that, unless expressly incorporated by reference into this Registration Statement, documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement under any circumstances.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such earlier document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against willful default, fraud or the consequences of committing a crime. Our Memorandum and Articles provide that to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and other officer of us (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of our Company in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or officer for those legal costs.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8. Exhibits.

Exhibits	Description
4.1*	Tenth Amended and Restated Memorandum of Association of the Company

4.2	Specimen Class A Ordinary Share (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-1 (Amendment No. 7) (Registration No. 333- 272689) filed with the Securities and Exchange Commission on November 16, 2023).

5.1*	Opinion of Travers Thorp Alberga, regarding the legality of the Class A ordinary shares being registered.

10.1	2023 Employee Share Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 20-F, filed with the SEC on May 15, 2025).

23.1*	Consent of Enrome LLP, independent registered public accounting firm for the Company.

23.2*	Consent of Travers Thorp Alberga (included as part of in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages to this Registration Statement).

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, DDC Enterprise Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on August 14, 2026.

DDC Enterprise Limited

By:	/s/ Norma Ka Yin Chu
	Name:	Norma Ka Yin Chu
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Norma Ka Yin Chu and Ethan Yong Kang Yu, acting alone or together with another attorney-in-fact, as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Commission any and all amendments (including post-effective amendments) to this Registration Statement, together with all schedules and exhibits thereto, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on, sign and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, or any of their respective substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on August 14, 2026.

Signature	Title

/s/ Norma Ka Yin Chu	Director, Chief Executive Officer and Chairwoman
Norma Ka Yin Chu	(Principal Executive Officer)

/s/ Ethan Yong Kang Yu	Principal Financial Officer
Ethan Yong Kang Yu	(Principal Accounting and Financial Officer)

/s/ George Lai	Independent Director
George Lai

/s/ Matthew Gene Mouw	Independent Director
Matthew Gene Mouw

/s/ Samuel Chun Kong Shih	Independent Director
Samuel Chun Kong Shih

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of DDC Enterprise Limited, has signed this Registration Statement or amendment thereto in New York, on August 14, 2026.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President of Cogency

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